EXHIBIT 3.1

DEAN HELLER
Secretary of State
                                                            Entity #
204 North Carson Street, Suite 1                            C18044-2003
Carson City, Nevada 89701-4299                              Document Number:
(775) 684-5708                                              20050534242-57
Website: secretaryofstate.biz                               Date Filed:
                                                            11/4/2005 4:07:08 PM
                                                            In the office of
                                                            Dan Heller
                                                            Secretary of State

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                     Certificate of Amendment
               (PURSUANT TO NRS 78.385 and 78.390)
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                                              Above space is for office use only
              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of corporation:
Manu Forti Group Inc.

2. The articles have been amended as follows (provide article numbers, if available):
Article I is amended as follows: The name of the Corporation is: UPSNAP, INC.

Article IV is amended as follows:  See Attachment A

3. The vote by which the stockholders holding share in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

4. Effective date of filing (optional):

5. Officer Signature (required): _______________________________________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the alternative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

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                                  ATTACHMENT A

ARTICLE IV. The authorized capital stock of this Corporation is 97,500,000 shares of common stock with full voting rights and with a par value of $.001 per share.

Forward Split. Every one share of the Corporation's common stock, par value $.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to October 6, 2005, will be automatically reclassified as and converted into one and three tenths share of common stock, par value $.001 per share, of the Corporation (the "New Common Stock"). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the Corporation shall, round up any fractional shares to the nearest whole share. Each stock certificate that, immediately prior to October 6, 2005, represented shares of Old Common Stock shall, from and after October 6, 2005, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.